Exhibit 16.1
Letter from WIPFLI LLP regarding change in certifying accountant













WIPFLI                     Wipfli LLP
CPAs and Consultants       7601 France Avenue South
                           Suite 400
                           Minneapolis, MN 55435
                           952.548.3400
                           fax 952.548.3500
                           www.wipfli.com





November 5, 2009


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561


Dear Sirs/Madams:


We have read Item 4.01 of Oakridge Holdings, Inc.'s Form 8-K/A dated October 27, 2009 and have the following comments:

1. We agree with the statements made in the first paragraph of
   Item 4.01. Changes in Registrant's Certifying Accountant.

2. We have no basis on which to agree or disagree with the statements made in the second paragraph of Item 4.01. Changes in Registrant's Certifying Accountant.


Yours truly,

Wipfli LLP